Transocean Inc. Post Office Box 2765 Houston TX 77252 2765

Analyst Contact:	Jeffrey L. Chastain	News Release
	713-232-7551	FOR RELEASE: November 2, 2006
Media Contact:	Guy A. Cantwell
713-232-7647
TRANSOCEAN INC. REPORTS STRONG GROWTH IN
THIRD QUARTER 2006 REVENUE AND NET INCOME;
ANNOUNCES REPURCHASE OF $2.0 BILLION OF SHARES
     HOUSTON—Transocean Inc. (NYSE: RIG) today reported net income for the three months ended September 30, 2006 of $309.0 million, or $0.96 per diluted share, on record quarterly revenues of $1,025.7 million. The results compare to net income of $170.4 million, or $0.50 per diluted share, on revenues of $762.6 million for the corresponding three months in 2005. Net income for the three months ended September 30, 2006 included after-tax gains of $40.8 million, or $0.13 per diluted share, resulting primarily from the sale of two tender-assist drilling rigs, the W.D. Kent and the Searex X.
     For the nine months ended September 30, 2006, net income was $764.2 million, or $2.31 per diluted share, on revenues of $2,696.3 million, compared to net income for the nine months ended September 30, 2005 of $564.0 million, or $1.68 per diluted share, on revenues of $2,120.5 million. Net income for the nine months ended September 30, 2006 included after-tax gains totaling $194.4 million, or $0.58 per diluted share, resulting from the sale of non-strategic assets, including the two above-mentioned rigs. Net income for the nine months ended September 30, 2005 included a gain of $165.0 million, or $0.49 per diluted share, resulting from the sale of TODCO common stock, after-tax gains of $27.9 million, or $0.08 per diluted share, resulting from the sale of three rigs, and a loss of $6.7 million, or $0.02 per diluted share, resulting from the early retirement of debt.
     During the three months ended September 30, 2006, the company repurchased $1.75 billion of its ordinary shares, or 24.4 million shares, at an average price of $71.67 per share, pursuant to the share repurchase program that was initially authorized by its Board of Directors in October 2005 at $2.0 billion and increased in May 2006 to $4.0 billion. During October 2006, the company repurchased an additional $250.0 million of its ordinary shares under the program, or 3.5 million shares, at an average price of $71.79 per share. At October 31, 2006, the company had repurchased a total of $3.0 billion of its ordinary shares under the program, or 41.7 million shares, at an average price of $71.87 per share and still had the authority to repurchase up to an additional $1.0 billion of its ordinary shares under the terms of the share repurchase program. Ordinary shares issued and outstanding at October 27, 2006 were approximately 292.4 million.
     Robert L. Long, Chief Executive Officer of Transocean Inc., stated, “The company achieved record quarterly revenues and near-record quarterly net income, after adjusting for gains resulting from asset sales, during the third quarter of 2006. Revenue growth from the second quarter of 2006 was due primarily to higher average dayrates and improved utilization on a number of rigs. Operating costs for the quarter were below the high end of our expectations due in part to the postponement of rig maintenance and shipyard programs until the final quarter of the year. Although the postponement of shipyards may cause operating and maintenance costs in the fourth quarter to exceed our previous guidance of $515 million to $535 million, aggregate costs for the second half of 2006 are expected to be within our previously stated expectations.
     “As we near the completion of 2006 and look to 2007, the company’s record contract backlog, which has grown to an estimated $20.2 billion at October 31, 2006, should support prospects for further quarterly financial improvement. We remain optimistic regarding the prospects for our business, as rig demand continues to outpace supply, especially in the deepwater sector. New rig construction opportunities with multi-year contract durations support our belief that the deepwater sector should remain strong well into the future.”
     Operations Quarterly Review
     Revenues for the three months ended September 30, 2006 increased 20% to $1,025.7 million compared to revenues of $853.3 million during the three months ended June 30, 2006. The revenue increase was due primarily to an improvement in average daily revenue, which rose 14% to $146,900 from $129,000 over the same comparative period. This improvement was consistent across the company’s fleet as several rigs commenced new contracts with dayrates that reflect the strong business environment prevalent since mid-2004. In addition, third quarter 2006 revenues were enhanced by reduced out-of-service time, as rigs like the drillship Deepwater Frontier and semisubmersible rig Transocean Richardson, both down for much of the second quarter of 2006, experienced higher utilization following the completion of maintenance programs and, in the case of the Deepwater Frontier, a mobilization from Brazil to India. Finally, increased activity was seen during the third quarter of 2006 as the semisubmersible rigs Transocean Winner and Transocean Prospect commenced contracts following lengthy reactivation programs. The return to active service of these two reactivated rigs helped to drive the average third quarter 2006 fleet utilization to 87%, up from 81% during the second quarter of 2006.
     For the three months ended September 30, 2006, operating income before general and administrative expenses totaled $413.2 million, a 32% improvement from $312.6 million reported during the second quarter of 2006. Field operating income (defined as revenues less operating and maintenance expenses) improved 53% to $464.8 million compared to $304.0 million over the same comparative period. The improved third quarter 2006 results were due chiefly to the strong revenue growth, partially offset by a 2% increase in operating and maintenance expenses, which totaled $560.9 million during the third quarter of 2006 compared to $549.3 million during the previous quarter in 2006. The increase in operating and maintenance expenses was due primarily to higher rig activity following the return of the Transocean Winner and Transocean Prospect to active status and fewer shipyard programs and mobilizations. Third quarter 2006 operating and maintenance expenses included $31.4 million pertaining to the reactivation of the Winner, Prospect and C.K. Rhein, Jr., compared to $39.2 million in the second quarter of 2006. Completion of the C.K. Rhein, Jr. reactivation project is expected during January 2007, while the commencement of a two-year contract is expected in February 2007 following mobilization of the rig to India.
     Liquidity
     Cash flow from operations increased to $732.2 million for the nine months ended September 30, 2006. The company reported an increase in total debt of approximately $1.9 billion, to $3,495.4 million at September 30, 2006 compared to total debt at June 30, 2006 of $1,596.0 million, resulting from the issuance in September 2006 of $1.0 billion principal amount of two-year floating rate notes and $900 million drawn on an up to $1.0 billion multi-draw term credit facility. During October 2006, the company drew a final $100 million available on the term credit facility. Net proceeds from the debt issuance were used to completely repay $640 million of the outstanding borrowings under the company’s existing $1.0 billion, five-year revolving credit facility and the repurchase of company ordinary shares.
     Conference Call Information
     Transocean will conduct a teleconference call at 10:00 a.m. Eastern on November 2, 2006. To participate, dial 913-981-5591 and refer to confirmation code 4658614 approximately five to 10 minutes prior to the scheduled start time of the call. In addition, the conference call will be simultaneously broadcast over the Internet in a listen-only mode and can be accessed by logging onto the company’s website at www.deepwater.com and selecting “Investor Relations/Presentations.” A file containing four charts to be discussed during the conference call, titled “3Q06 Charts,” has been posted to the company’s website and can also be found by selecting “Investor Relations/Presentations.” It may also be accessed via the Internet at www.CompanyBoardroom.com by typing in the company’s New York Stock Exchange trading symbol, “RIG.”

     A telephonic replay of the conference call should be available after 1:00 p.m. Eastern on November 2, 2006 and can be accessed by dialing 719-457-0820 and referring to the passcode 4658614. Also, a replay will be available through the Internet and can be accessed by visiting either of the above-referenced Worldwide Web addresses.
     Forward-Looking Disclaimer
     Statements regarding financial results, operating revenues, operating and maintenance expenses, prospects for our business, new rig opportunities, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with international operations, future financial results, actions by customers and other third parties, factors affecting the supply and demand of drilling rigs, including newbuilds, reactivations and the reallocation of current rigs, factors affecting the duration of contracts including well-in-progress provisions, the actual amount of downtime, factors resulting in reduced applicable dayrates, hurricanes and other weather conditions, the future price of oil and gas and other factors detailed in the company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.
     Transocean Inc. is the world’s largest offshore drilling contractor with a fleet of 82 mobile offshore drilling units. The company’s mobile offshore drilling fleet, consisting of a large number of high-specification deepwater and harsh environment drilling units, is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. The company’s fleet consists of 33 High-Specification Floaters (semisubmersibles and drillships), 20 Other Floaters, 25 Jackups and other assets utilized in the support of offshore drilling activities worldwide. With a current equity market capitalization in excess of $20 billion, Transocean Inc.’s ordinary shares are traded on the New York Stock Exchange under the symbol “RIG.”

[1]	For a reconciliation of segment operating income before general and administrative expense to field operating income, see the accompanying schedule titled Non-GAAP Financial Measures and Reconciliations – Operating Income Before General and Administrative Expense to Field Operating Income by Segment.

###	06-46

TRANSOCEAN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Operating Revenues
Contract drilling revenues	$991.3	$735.6	$2,598.3	$2,018.3
Other revenues	34.4	27.0	98.0	102.2

	1,025.7	762.6	2,696.3	2,120.5

Costs and Expenses
Operating and maintenance	560.9	438.3	1,585.2	1,263.6
Depreciation	99.2	102.1	302.8	304.0
General and administrative	22.5	19.4	67.3	55.5

	682.6	559.8	1,955.3	1,623.1

Gain from disposal of assets, net	47.6	0.7	222.3	34.2

Operating Income	390.7	203.5	963.3	531.6

Other Income (Expense), net
Equity in earnings of unconsolidated affiliates	4.6	1.8	7.5	8.3
Interest income	3.3	5.2	13.8	14.0
Interest expense, net of amounts capitalized	(27.2)	(24.5)	(71.5)	(87.4)
Gain from TODCO stock sales	—	—	—	165.0
Loss on retirement of debt	—	(0.6)	—	(7.3)
Other, net	1.4	9.7	1.2	5.6

	(17.9)	(8.4)	(49.0)	98.2

Income Before Income Taxes and Minority Interest	372.8	195.1	914.3	629.8
Income Tax Expense	63.8	24.7	150.1	65.8
Minority Interest	—	—	—	—

Net Income	$309.0	$170.4	$764.2	$564.0

Earnings Per Share
Basic	$0.99	$0.52	$2.39	$1.73
Diluted	$0.96	$0.50	$2.31	$1.68

Weighted Average Shares Outstanding
Basic	312.0	328.9	320.3	326.2

Diluted	323.4	340.8	332.3	338.5

TRANSOCEAN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	September 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS

Cash and Cash Equivalents	$407.1	$445.4
Accounts Receivable, net of allowance for doubtful accounts of $34.8 and $15.3 at September 30, 2006 and December 31, 2005, respectively	872.2	599.7
Materials and Supplies, net of allowance for obsolescence of $16.2 and $19.1 at September 30, 2006 and December 31, 2005, respectively	161.0	156.2
Deferred Income Taxes, net	27.0	23.4
Other Current Assets	79.4	54.4

Total Current Assets	1,546.7	1,279.1

Property and Equipment	10,270.9	9,791.0
Less Accumulated Depreciation	3,138.0	3,042.8

Property and Equipment, net	7,132.9	6,748.2

Goodwill	2,209.0	2,208.9
Investments in and Advances to Unconsolidated Affiliates	11.6	8.1
Other Assets	278.1	212.9

Total Assets	$11,178.3	$10,457.2

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts Payable	$351.2	$254.0
Accrued Income Taxes	45.1	27.5
Debt Due Within One Year	95.4	400.0
Other Current Liabilities	379.6	242.1

Total Current Liabilities	871.3	923.6

Long-Term Debt	3,400.0	1,197.1
Deferred Income Taxes, net	104.5	65.0
Other Long-Term Liabilities	332.6	286.2

Total Long-Term Liabilities	3,837.1	1,548.3

Commitments and Contingencies

Minority Interest	3.8	3.6

Preference Shares, $0.10 par value; 50,000,000 shares authorized, none issued and outstanding	—	—
Ordinary Shares, $0.01 par value; 800,000,000 shares authorized, 295,871,463 and 324,750,166 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	3.0	3.2
Additional Paid-in Capital	8,285.9	10,565.3
Accumulated Other Comprehensive Loss	(20.6)	(20.4)
Retained Deficit	(1,802.2)	(2,566.4)

Total Shareholders’ Equity	6,466.1	7,981.7

Total Liabilities and Shareholders’ Equity	$11,178.3	$10,457.2

TRANSOCEAN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Cash Flows from Operating Activities
Net income	$309.0	$170.4	$764.2	$564.0
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	99.3	102.1	302.8	304.0
Stock-based compensation expense	4.8	6.2	12.8	12.1
Deferred income taxes	(7.1)	(8.8)	18.3	(6.6)
Equity in earnings of unconsolidated affiliates	(4.6)	(1.8)	(7.5)	(8.3)
Net gain from disposal of assets	(47.6)	(0.7)	(222.3)	(34.2)
Gain from TODCO stock sales	—	—	—	(165.0)
Loss on retirement of debt	—	0.6	—	7.3
Amortization of debt-related discounts/premiums, fair value adjustments and issue costs, net	(0.1)	(0.8)	(0.7)	(6.3)
Deferred income, net	11.5	(22.0)	31.5	(9.9)
Deferred expenses, net	(40.2)	18.0	(94.7)	27.1
Tax benefit from exercise of stock options to purchase and vesting of ordinary shares under stock-based compensation plans	(2.0)	15.2	(9.9)	20.1
Other long-term liabilities	(4.0)	5.5	16.7	18.0
Other, net	0.2	(15.6)	4.5	(14.4)
Changes in operating assets and liabilities
Accounts receivable	(168.7)	(27.1)	(272.5)	(146.7)
Accounts payable and other current liabilities	76.0	14.5	166.5	85.6
Income taxes receivable/payable, net	47.3	(20.1)	58.9	(13.0)
Other current assets	14.6	2.0	(36.4)	(18.1)

Net Cash Provided by Operating Activities	288.4	237.6	732.2	615.7

Cash Flows from Investing Activities
Capital expenditures	(434.2)	(35.3)	(709.8)	(144.9)
Proceeds from disposal of assets, net	94.7	2.3	297.7	60.3
Proceeds from TODCO stock sales, net	—	—	—	271.9

Joint ventures and other investments, net	0.5	—	0.5	4.5

Net Cash Provided by (Used in) Investing Activities	(339.0)	(33.0)	(411.6)	191.8

Cash Flows from Financing Activities
Net proceeds from issuance of debt and borrowings under credit facilities	1,900.0	—	1,900.0	—
Repayments of debt	—	(592.4)	—	(880.2)
Net proceeds from issuance of ordinary shares under stock-based compensation plans	0.7	36.7	66.8	196.1
Proceeds from issuance of ordinary shares upon exercise of warrants	—	6.0	—	10.6
Repurchase of ordinary shares	(1,750.4)	—	(2,350.5)	—
Release of escrow funds – Nautilus lease financing	29.6	—	29.6	—
Decrease in cash dedicated to debt service	—	—	—	12.0
Other, net	(4.4)	(0.6)	(4.8)	(0.5)

Net Cash Provided by (Used in) Financing Activities	175.5	(550.3)	(358.9)	(662.0)

Net Increase (Decrease) in Cash and Cash Equivalents	124.9	(345.7)	(38.3)	145.5

Cash and Cash Equivalents at Beginning of Period	282.2	942.5	445.4	451.3

Cash and Cash Equivalents at End of Period	$407.1	$596.8	$407.1	$596.8

Transocean Inc.
Fleet Operating Statistics

	Operating Revenues ($ Millions) (1)
				Nine Months Ended
	Three Months Ended			Sept 30,
	Sept 30,	June 30,	Sept 30,
	2006	2006	2005	2006	2005
Transocean Drilling Segment:
Contract Drilling Revenues
High-Specification Floaters:
Fifth-Generation Deepwater Floaters	$257.5	$227.8	$220.9	$710.9	$627.0
Other Deepwater Floaters	$246.0	$193.8	$161.8	$611.5	$432.8
Other High-Specification Floaters	$62.0	$62.5	$60.8	$175.5	$167.0
Total High-Specification Floaters	$565.5	$484.1	$443.5	$1,497.9	$1,226.8
Other Floaters	$217.9	$167.4	$136.1	$551.3	$338.5
Jackups	$184.1	$155.1	$133.2	$482.9	$387.9
Other Rigs	$23.8	$21.5	$22.8	$66.3	$65.1
Subtotal	$991.3	$828.1	$735.6	$2,598.4	$2,018.3
Other Revenues
Client Reimbursable Revenues	$30.1	$21.8	$19.8	$76.5	$63.7
Integrated Services and Other	$4.3	$3.4	$7.2	$21.4	$38.5
Subtotal	$34.4	$25.2	$27.0	$97.9	$102.2
Total Company	$1,025.7	$853.3	$762.6	$2,696.3	$2,120.5

	Average Dayrates(1)
				Nine Months Ended
	Three Months Ended			Sept 30,
	Sept 30,	June 30,	Sept 30,
	2006	2006	2005	2006	2005
Transocean Drilling Segment:
High-Specification Floaters:
Fifth-Generation Deepwater Floaters	$246,000	$216,500	$197,100	$223,700	$192,300
Other Deepwater Floaters	$222,300	$190,200	$141,700	$188,700	$133,300
Other High-Specification Floaters	$181,500	$174,700	$166,300	$172,000	$163,400
Total High-Specification Floaters	$226,700	$199,300	$168,800	$201,400	$163,000
Other Floaters	$136,800	$118,200	$90,400	$122,000	$82,000
Jackups	$83,400	$73,000	$58,900	$75,800	$58,200
Other Rigs	$52,400	$47,500	$48,000	$49,100	$47,000
Total Drilling Fleet	$146,900	$129,000	$107,100	$132,000	$102,400

	Utilization (1)
				Nine Months Ended
	Three Months Ended			Sept 30,
	Sept 30,	June 30,	Sept 30,
	2006	2006	2005	2006	2005
Transocean Drilling Segment:
High-Specification Floaters:
Fifth-Generation Deepwater Floaters	88%	89%	94%	90%	92%
Other Deepwater Floaters	75%	70%	83%	75%	79%
Other High-Specification Floaters	93%	98%	99%	94%	94%
Total High-Specification Floaters	82%	81%	89%	83%	86%
Other Floaters	86%	74%	68%	78%	63%
Jackups	96%	93%	98%	93%	96%
Other Rigs	76%	62%	51%	64%	51%
Total Drilling Fleet	87%	81%	82%	83%	79%

(1)	Average daily revenue is defined as contract drilling revenue earned per revenue earning day in the period. A revenue earning day is defined as a day for which a rig earns dayrate after commencement of operations. Utilization is defined as the total actual number of revenue earning days in the period as a percentage of the total number of calendar days in the period for all drilling rigs in our fleet.

Transocean Inc. and Subsidiaries
Non-GAAP Financial Measures and Reconciliations
Operating Income Before General and Administrative Expense
to Field Operating Income by Segment
(in US$ millions)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2006	2006	2005	2006	2005
Transocean Drilling Segment
Operating revenue	$1,025.7	$853.3	$762.6	$2,696.3	$2,120.5
Operating and maintenance expense (1)	560.9	549.3	439.8	1,585.2	1,267.3
Depreciation	99.2	102.0	102.1	302.8	304.0
Gain from disposal of assets, net	(47.6)	(110.6)	(2.2)	(222.3)	(37.9)

Operating income before general and administrative expense	413.2	312.6	222.9	1,030.6	587.1
Add back (subtract): Depreciation	99.2	102.0	102.1	302.8	304.0
Gain from disposal of assets, net (1)	(47.6)	(110.6)	(2.2)	(222.3)	(37.9)

Field operating income	$464.8	$304.0	$322.8	$1,111.1	$853.2

(1)	Loss on retirement for Q3 05 and YTD Q3 05 of $1.5 million and $3.7 million, respectively, was reclassed out of operating and maintenance expense and into gain from disposal of assets, net.